Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 15, 2025 and the prospectus supplement dated May 15, 2025 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated October 8, 2026 (to the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Barclays Bank PLC – Contingent Income Auto-Callable Securities with Memory Coupon Feature due October 19, 2029 Based on the Value of the Worse Performing of the Common Stock of The Goldman Sachs Group, Inc. and the Common Stock of JPMorgan Chase & Co.

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying pricing supplement, the prospectus and prospectus supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Barclays Bank PLC
Underliers:	Common stock of The Goldman Sachs Group, Inc. (Bloomberg ticker symbol “GS UN<Equity>”) and common stock of JPMorgan Chase & Co. (Bloomberg ticker symbol “JPM UN<Equity>”)
Pricing date:	October 16, 2026
Original issue date:	October 21, 2026
Maturity date:	October 19, 2029
Automatic early redemption:	If, on any determination date (other than the final determination date), the closing price of each underlier is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date.
Early redemption payment:	An amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due
Contingent quarterly payment:

•

If, on any determination date, the closing price of each underlier is greater than or equal to its downside threshold level, we will pay on the related contingent payment date a contingent quarterly payment of at least $29.625 (at least 2.9625% of the stated principal amount) per security, plus any unpaid contingent quarterly payments related to prior determination dates pursuant to the memory coupon feature.

•

If, on any determination date, the closing price of either underlier is less than its downside threshold level, the contingent quarterly payment applicable to that determination date will not be payable on the related contingent payment date.

Memory coupon feature:	If a contingent quarterly payment is not paid on a contingent payment date because the closing price of the worse performing underlier is less than its downside threshold level on the related determination date and that contingent quarterly payment has not previously been paid pursuant to the memory coupon feature (an “unpaid contingent quarterly payment”), that unpaid contingent quarterly payment will be paid on a later contingent payment date if the closing price of the worse performing underlier is greater than or equal to its downside threshold level on the determination date corresponding to the later contingent payment date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•

If the final underlier value of each underlier is greater than or equal to its downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due

•

If the final underlier value of either underlier is less than its downside threshold level:

stated principal amount × underlier performance factor of the worse performing underlier

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 30%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities.

Downside threshold level:	With respect to each underlier, 70% of its initial underlier value (rounded to two decimal places)
Initial underlier value:	With respect to each underlier, the closing price of that underlier on the pricing date
Final underlier value:	With respect to each underlier, the closing price of that underlier on the final determination date
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worse performing underlier:	The underlier with the lower underlier performance factor
Determination dates:	Quarterly, as specified in the accompanying pricing supplement
Contingent payment dates:	Quarterly, as specified in the accompanying pricing supplement
CUSIP/ISIN:	06749LG59 / US06749LG596
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010326015359/dp254773_424b2-9839ms.htm
Payment on the securities is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity*
Change in Worse Performing Underlier	Payment at Maturity	Total Return on Securities
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-30.01%	$699.90	-30.01%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%
*The table above assumes the securities are not automatically redeemed prior to maturity and excludes any contingent quarterly payment and any unpaid contingent quarterly payments otherwise due.

Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $912.50 and $972.50 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underliers

For more information about the underliers, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	The securities do not guarantee the return of any principal.
•	You may not receive some or all of the contingent quarterly payments.
•	Your potential return on the securities will be different depending on the sequence of closing prices on the determination dates.
•	You will not participate in any appreciation in the value of either underlier.
•	You are exposed to the market risk of each underlier, with respect to both the contingent quarterly payments, if any, and the payment at maturity, if any.
•	Because the securities are linked to the performance of the worse performing underlier, you are exposed to greater risks of no contingent quarterly payments and sustaining a significant loss on your investment than if the securities were linked to just one underlier.
•	The securities are subject to early redemption risk.
•	Any payment on the securities will be determined based on the closing prices of the underliers on the dates specified.
•	Contingent repayment of principal applies only at maturity or upon any automatic early redemption.
•	The securities are subject to volatility risk.
•	Investing in the securities is not equivalent to investing in either or both underliers.
•	Significant aspects of the tax treatment of the securities are uncertain.

Risks Relating to the Issuer

•	Any payments on the securities are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underliers

•	The issuers of the underliers are not affiliates of ours, are not involved with this offering in any way, and have no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.

•	The price of each underlier can rise or fall sharply due to factors specific to each underlier and its issuer.
•	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.
•	Reorganization or other events could adversely affect the value of the securities or result in the securities being accelerated.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	We may accelerate the securities if a change-in-law event occurs.

Risks Relating to Conflicts of Interest

•	We may engage in business with or involving the issuer of either underlier without regard to your interests.
•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities.
•	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

•	The securities will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the securities will be influenced by many unpredictable factors.
•	The estimated value of your securities is expected to be lower than the initial issue price of your securities.
•	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities.
•	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Securities—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.